FILED PURSUANT TO RULE 433

File No. 333-293732

CITIGROUP INC.

$500,000,000

3-YEAR NON-CALL 2-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2029

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Positive Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	September 17, 2026

Settlement Date:	September 24, 2026 (T+5 days)

Maturity:	September 24, 2029

Par Amount:	$500,000,000

Base Rate:	SOFR (as defined in the Issuer’s base prospectus dated February 25, 2026 (the “Prospectus”))

Re-offer Spread:	+67.7 bps

Coupon and Interest Payment Dates:	An annual floating rate equal to SOFR (as defined in the Prospectus and compounding daily over each interest period as described in the Prospectus) plus 0.677%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on December 29, 2026. An “interest period end date” means the 24th of each March, June, September and December, beginning on December 24, 2026 and ending at Maturity or any earlier redemption date. Modified following business day convention applicable to each interest period end date. Business days New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$498,750,000 (before expenses)

Day Count:	Actual / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on September 24, 2028 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after August 24, 2029 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In each case, SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

CITIGROUP INC.

$500,000,000

3-YEAR NON-CALL 2-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2029

Sinking Fund:	Not applicable
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967 QP9
ISIN:	US172967QP92

Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

ABN AMRO Capital Markets (USA) LLC

Academy Securities, Inc.

ANZ Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Capital One Securities, Inc.

Commonwealth Bank of Australia

Danske Markets Inc.

Deutsche Bank Securities Inc.

Erste Group Bank AG

ING Financial Markets LLC

Lloyds Securities Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

Nykredit Bank A/S

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

CITIGROUP INC.

$500,000,000

3-YEAR NON-CALL 2-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2029

Junior Co-Managers:

American Veterans Group, PBC

Banco de Sabadell, S.A.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

DBS Bank Ltd.

Desjardins Securities Inc.

Emirates NBD Bank PJSC

FHN Financial Securities Corp.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

La Banque Postale

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mischler Financial Inc.

National Bank of Canada Financial Inc.

Regions Securities LLC

SEB Securities, Inc.

Siebert Williams Shank & Co., LLC

The Korea Development Bank

Tigress Financial Partners LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-293732. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.